SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 1998

                                AIM GROUP, INC.
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            (Exact name of Registrant as specified in its charter)


            Delaware                   33-82468         13-3773537
    ----------------------------     ------------      --------------
    (State or other jurisdiction     (Commission       (IRS Employer
          of incorporation)          File Number)      Identification
                                                         Number)

        Jones Mills Industrial Park
        Highway 270, P.O. Box 208
        Jones Mills, AR                                      72105
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    (Address of principal executive offices)               (zip code)


Registrant's telephone number, including area code: (501) 844-2600

                                Not Applicable
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         (Former name or former address, if changed since last report)

Item 5.     OTHER EVENTS.

      On December 30, 1998, AIM Group, Inc. (the "Company") consummated the sale of a total of 150,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") at a price of $2.50 per share in a private offering effected pursuant to Rule 506 of Regulation D under the Securities Act of 1933 (the "1933 Act"). The terms of the Series A Preferred Stock are as set forth in the Certificate of Designation, Preferences and Rights (the "Certificate of Designation") filed by the Company with the Delaware Secretary of State on December 30, 1998. A copy of the Certificate of Designation is filed as an exhibit hereto and is incorporated herein by reference. The following summary of certain of the terms of the Series A Preferred Stock is qualified in its entirety by the full terms as set forth in the Certificate of Designation.

            1. CONVERSION. Each share of Series A Preferred Stock is convertible into one share of the Company's Common Stock, par value $.01 per share (the "Common Stock"), subject to possible anti-dilutive adjustment as set forth in the Certificate of Designation. The Series A Preferred Stock is subject to the mandatory conversion provision discussed below.

            2. REDEMPTION. The Company plans to conduct a private offering of Common Stock during the first half of 1999. In the event the Company consummates the sale of at least $2,100,000 of Common Stock in connection with that offering on or before June 30, 1999, the Company will, within 30 days after the consummation of such sale, offer to redeem the Series A Preferred Stock on the following terms. The redemption price for each 100 shares of Series A Preferred Stock will consist of (i) the payment of $250.00 (or $2.50 per share) and (ii) the issuance of a number of shares of Common Stock equal to the greater of (a) 50 shares of Common Stock or (b) the number of shares of Common Stock having a market value, based on the average closing sale prices of the shares of Common Stock on the Vancouver Stock Exchange for the prior 10 consecutive trading days, equal to $125.00 The holders of the Series A Preferred Stock will have the right to reject any such redemption offer.

            3. MANDATORY CONVERSION. If the Company makes the above-referenced redemption offer and such offer is rejected by a holder of the Series A Preferred Stock, the Company will thereafter have the right to require such holder to convert such holder's shares of Series A Preferred Stock into Common Stock at the conversion price at the event the closing sale prices of the Common Stock on the Vancouver Stock Exchange for a period of any 10 consecutive trading days are equal to or in excess of $6.00 per share.

            4. VOTING RIGHTS. The holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis with the holders of the Common Stock on all matters to be voted upon the stockholders of the Company, and will also be entitled to vote separately as a class if necessary and to the extent provided by law.

            5. DIVIDENDS. The holders of the Series A Preferred Stock will be entitled to receive cash dividends only when and if declared by the Company's Board of Directors. Unless declared by the Board of Directors, no dividends will accrue or accumulate with respect to the Series A Preferred Stock.

            6. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive, in preference to the holders of Common Stock, and amount equal to $2.50 per share, plus declared but unpaid dividends, if any. A merger or sale of all or substantially all of the assets of the Company will be deemed to be a liquidation or winding up of the Company for purposes of such liquidation.

      The Series A Preferred Stock and any Common Stock issueable upon the conversion thereof will constitute "restricted securities" under the 1933 Act and, therefore, will not be transferable by the holders thereof in the absence of registration or the availability of an exemption from registration under such Act. The holders of the shares of Common Stock issued upon the conversion of the Series A Preferred Stock will have unlimited piggyback registration rights subject to a pro-rata cutback in full at the underwriter's discretion. All costs and expenses associated with such registration rights, except any commissions, will be paid by the Company.

      Of the $375,000 total proceeds of the private offering of Series A Preferred Stock, in connection with which no brokerage commissions were paid, the Company plans to use approximately $200,000 to invest in another corporation engaged in the Internet technology business. The Company has not yet entered into any agreement in connection with such proposed investment. The Company also plans to use approximately $80,000 of the proceeds of the offering to repay certain short-term indebtedness and to use the balance of the proceeds to pay certain accounts payable and for other working capital purposes. As stated above, the Company plans to conduct a private offering of Common Stock during the first half of 1999 and presently expects to use the proceeds of such offering, together with additional shares of the Company's capital stock, to effect one or more acquisitions of other companies engaged in the Internet service provider business. Such plans are in their formative stage, no understandings or agreements have been reached in connection with any such possible acquisitions and no assurance can be given that the Company will be able to successfully enter the Internet business.

Item 7c.    EXHIBITS.

            The following exhibit is filed herewith:

            EXHIBIT NO.       DOCUMENT

                4 Certificate of Designation, Preferences and Rights of Preferred Stock of AIM Group, Inc. Relating to the Series A Convertible Preferred Stock.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                    AIM GROUP, INC.
                                                    (Registrant)

Date: December 31, 1998                             /s/PAUL R. ARENA
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                                                    Paul R. Arena
                                                    Chairman of the Board, CEO
                                                      and President